Subject to Completion Preliminary Term Sheet dated August 20, 2007	Filed Pursuant to Rule 433 Registration No. 333-132911

$ 12% Callable STock Return Income Debt Securities	Expected Pricing Date* August	, 2007
Due August , 2009 Payable on the stated maturity date with Apple Inc. common stock Term Sheet	Settlement Date* August	, 2007
	Maturity Date* August	, 2009
CUSIP No.

Merrill Lynch & Co., Inc.

•     Interest paid quarterly at the rate of 12% per year

•     A maturity of approximately 24 months, if not redeemed or called

•     Payable at maturity with shares of Apple Inc. common stock equal to the then applicable share multiplier

•     Callable on or after September     , 2008*, providing a yield to call of between 12% to 16%

•     Application made to list on AMEX under the symbol “AVN”

The Callable STRIDES will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Callable STRIDES involves a number of risks. See “ Risk Factors” beginning on page TS-6 of this term sheet and on page PS-4 of product supplement STRIDES-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$25.00	$
Underwriting discount	$.50	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.50	$

1)	Plus accrued interest from August , 2007, if settlement occurs after that date.

*Depending on the date the Callable STRIDES are priced for initial sale to the public (the “Pricing Date”), which may be in August or September, the settlement date and the maturity date may occur in August or September. Any reference in this term sheet to the month in which the settlement date, call dates, interest payment dates or the maturity date will occur is subject to change based on the Pricing Date.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

August     , 2007

Summary

The 12% Callable STock Return Income DEbt SecuritiesSM due August     , 2009 (the “Callable STRIDES”) payable on the stated maturity date with Apple Inc. common stock are senior, unsecured debt securities of Merrill Lynch & Co., Inc. and are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of Apple Inc. (the “Underlying Company”) common stock (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to our right to call the Callable STRIDES. Investors must be willing to accept a return that is capped if the Callable STRIDES are called or a repayment in shares that is valued less, and potentially significantly less, than the original public offering price of the Callable STRIDES.

Callable STRIDES	TS-2

Hypothetical Payout Profile

Hypothetical Call Prices

Based on a hypothetical original issue date, stated maturity date and yield to call, the following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from August 22, 2008 through August 21, 2009, the hypothetical first Call Date and the hypothetical stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this term sheet. The actual first and last Call Prices will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with the sales of the Callable STRIDES. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

This table assumes:

• hypothetical original issue date:	August 21, 2007

• hypothetical initial Share Multiplier:	0.21774234 (based upon the Volume Weighted Average Price of the Deliverable Shares of $114.8146 on the hypothetical Pricing Date of August 16, 2007)

• interest rate:	12% per year

• hypothetical interest payment dates:	On February 21, May 21, August 21 and November 21, of each year, beginning November 21, 2007 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical yield to call:	14%, the midpoint of the range between 12% and 16% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical stated maturity date:	August 21, 2009

Hypothetical Call Date	Hypothetical Call Price per Callable STRIDES (1)	Interest Payable on Call Date per Callable STRIDES (1)	Final Amount per Callable STRIDES (1)
August 22, 2008 (hypothetical first Call Date)	25.3477	0.0083	25.3560
August 29, 2008	25.3540	0.0667	25.4207
September 15, 2008	25.3692	0.2000	25.5692
September 30, 2008	25.3842	0.3250	25.7092
October 15, 2008	25.3999	0.4500	25.8499
October 31, 2008	25.4175	0.5833	26.0009
November 17, 2008	25.4361	0.7167	26.1527
November 28, 2008	25.4474	0.0583	25.5057
December 15, 2008	25.4640	0.2000	25.6640
December 31, 2008	25.4806	0.3333	25.8139
January 15, 2009	25.4958	0.4500	25.9458
January 30, 2009	25.5128	0.5750	26.0878
February 16, 2009	25.5319	0.7083	26.2402
February 27, 2009	25.5438	0.0500	25.5938
March 16, 2009	25.5631	0.2083	25.7714
March 31, 2009	25.5792	0.3333	25.9125
April 15, 2009	25.5949	0.4500	26.0449
April 30, 2009	25.6125	0.5750	26.1875
May 15, 2009	25.6308	0.7000	26.3308
May 29, 2009	25.6465	0.0667	25.7132
June 15, 2009	25.6633	0.2000	25.8633
June 30, 2009	25.6799	0.3250	26.0049
July 15, 2009	25.6973	0.4500	26.1473
July 31, 2009	25.7167	0.5833	26.3000
August 17, 2009	25.7369	0.7167	26.4536
August 21, 2009 (hypothetical stated maturity date)	25.7421	0.7500	26.4921

(1)	The figures included herein are subject to rounding.

Callable STRIDES	TS-3

The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from August 22, 2008, the hypothetical first Call Date, through August 21, 2009, the hypothetical stated maturity date.

Callable STRIDES	TS-4

Hypothetical Returns on the Hypothetical Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the hypothetical maturity date:

•	the product of the hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date and the hypothetical initial Share Multiplier;
•	the percentage change in the price of the Deliverable Shares from the hypothetical Pricing Date to the hypothetical maturity date;
•	the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the hypothetical maturity date;
•	the total annualized yield on the Callable STRIDES on the hypothetical maturity date; and
•	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes the same hypothetical Pricing Date, original issue date, initial Share Multiplier, interest rate, interest payment dates, yield to call and maturity date which were used in connection with the hypothetical Call Price calculations in the previous table. This table also assumes that the Callable STRIDES have not been called or redeemed prior to the hypothetical maturity date and will be called by ML&Co. on the hypothetical maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 14% on the hypothetical maturity date.

Hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date	The product of the hypothetical Closing Market Price on the hypothetical maturity date and the hypothetical initial Share Multiplier	Percentage change in the price of the Deliverable Shares from the hypothetical Pricing Date to the hypothetical maturity date	Value of Deliverable Shares due or amount payable on the Callable STRIDES on the hypothetical maturity date(1)	Total annualized yield on the Callable STRIDES on the hypothetical maturity date(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
22.96	5.00	-80.00%	5.7500	-39.98%	-55.23%
34.44	7.50	-70.00%	8.2500	-30.89%	-45.18%
45.93	10.00	-60.00%	10.7500	-22.99%	-36.71%
57.41	12.50	-50.00%	13.2500	-15.90%	-29.26%
68.89	15.00	-40.00%	15.7500	-9.42%	-22.51%
80.37	17.50	-30.00%	18.2500	-3.42%	-16.31%
91.85	20.00	-20.00%	20.7500	2.21%	-10.54%
103.33	22.50	-10.00%	23.2500	7.51%	-5.12%
114.81 (4)	25.00 (5)	0.00%	25.7500	12.55%	0.00%
117.11	25.50	2.00%	26.2500	13.53%	0.99%
119.41	26.00	4.00%	26.5018	14.00% (6)	1.98%
121.70	26.50	6.00%	26.5018	14.00%	2.95%
124.00	27.00	8.00%	26.5018	14.00%	3.92%
126.30	27.50	10.00%	26.5018	14.00%	4.87%
137.78	30.00	20.00%	26.5018	14.00%	9.53%
149.26	32.50	30.00%	26.5018	14.00%	14.00%
160.74	35.00	40.00%	26.5018	14.00%	18.29%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the hypothetical maturity date, rounded to two decimal places.

(2)	The total annualized yield on the hypothetical maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the Original Public Offering Price. This annualized yield:

(a)	assumes coupon payments are (i) made quarterly on February 21, May 21, August 21 and November 21, of each year, beginning November 21, 2007 and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;

(b)	assumes an investment term from August 21, 2007 to August 21, 2009, a term expected to be approximately equal to that of the Callable STRIDES; and

(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	This annualized yield assumes:

(a)	a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the hypothetical Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the hypothetical Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date multiplied by the hypothetical Share Multiplier;

(b)	a dividend payment of $0 per quarter per share;

(c)	no transaction fees or expenses

(d)	an investment term from August 21, 2007 to August 21, 2009, a term expected to be approximately equal to that of the Callable STRIDES; and

(e)	is computed on the basis of a 365-day year and the actual number of days compounded annually.

(4)	This was the Volume Weighted Average Price of the Deliverable Shares on August 16, 2007, the hypothetical Pricing Date, and rounded to two decimal places.

(5)	This is the Original Public Offering Price of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the hypothetical Pricing Date of 114.8146 and the hypothetical initial Share Multiplier of 0.21774234.

(6)	The amount representing a yield to call of 14% will be paid in cash.

Callable STRIDES	TS-5

Risk Factors

An investment in the Callable STRIDES involves significant risks. The following is a list of certain of the risks involved in investing in the Callable STRIDES. You should carefully review the more detailed explanation of risks relating to the Callable STRIDES in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

•	Your investment may result in a loss.

•	The Callable STRIDES are subject to being called at our option, in which case your yield is subject to a cap.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return may be limited and may not be identical to the return of owning the Deliverable Shares.

•	There may be an uncertain trading market for the Callable STRIDES and the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Callable STRIDES.

•	Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the Callable STRIDES may be limited by state law.

•	The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company

•	Callable STRIDES holders are not entitled to stockholder’s rights.

•	Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Callable STRIDES if:	The Callable STRIDES may not be appropriate investments for you if:

•    You anticipate that the value of the Deliverable Shares will not decrease enough to offset the interest payments made on the

        STRIDES to provide Callable you with your desired return.

•    You accept that your investment may result in a loss, which could be significant, if the level of the Deliverable Shares decreases.

•     You accept that the Callable STRIDES are callable and the

        yield to call will not exceed between 12% and 16% per year on the Original Public Offering Price per unit of the Callable

        STRIDES.

•    You accept downside exposure to the Deliverable Shares with no expectation of dividends or other benefits of owning the underlying securities during the term of the Callable STRIDES.

•    You are willing to accept that there is no assurance that the

        Callable STRIDES will be listed on AMEX and that any listing will not ensure that a trading market will develop for the

        Callable STRIDES or that there will be liquidity in the trading market. If less than 1,000,000 units of the Callable STRIDES are sold, they will not be listed on the AMEX.

•    You anticipate that the Deliverable Shares will depreciate and such depreciation will not be offset by the interest payments made on the Callable STRIDES to provide you with your

        desired return.

•    You are seeking principal protection or preservation of capital.

•    You seek an investment that will not be callable or have a capped return.

•    You want to receive dividends or other distributions paid on the

        Deliverable Shares over the term of the Callable STRIDES.

•    You want assurances that there will be a liquid market if and when you want to sell the Callable STRIDES prior to call,

        redemption or maturity.

Other Provisions

We may deliver the Callable STRIDES against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Callable STRIDES occurs more than three business days from the Pricing Date, purchasers who wish to trade Callable STRIDES more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Callable STRIDES	TS-6

The Deliverable Shares

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company has disclosed that it designs, manufactures, and markets personal computers and related software, services, peripherals, and networking solutions. The Underlying Company also designs, develops, and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934 the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 000-10030. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither we nor any of our affiliates make any representation to you as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the Nasdaq under the symbol “AAPL”.

Historical Data

The following table sets forth the high and low closing prices for the calendar quarters during calendar years 2002 through August 16, 2007. On August 16, 2007, the Volume Weighted Average Price for the Deliverable Shares was 114.8146 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and we cannot assure you that the price of the Deliverable Shares will not decrease. In addition, we cannot assure you that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that you may receive on the stated maturity date, if not previously called by us, or redeemed, will exceed the Original Public Offering Price of the Callable STRIDES.

	High	Low
2002
First Quarter	12.73	10.39
Second Quarter	13.06	8.28
Third Quarter	9.37	7.00
Fourth Quarter	8.61	6.80
2003
First Quarter	7.64	6.90
Second Quarter	9.65	6.56
Third Quarter	11.56	9.54
Fourth Quarter	12.43	9.84
2004
First Quarter	13.98	10.64
Second Quarter	16.85	12.87
Third Quarter	19.23	14.57
Fourth Quarter	34.22	19.15
2005
First Quarter	45.06	31.67
Second Quarter	43.78	34.22
Third Quarter	53.84	36.50
Fourth Quarter	75.00	49.25
2006
First Quarter	85.61	58.72
Second Quarter	71.93	56.02
Third Quarter	77.74	50.55
Fourth Quarter	91.80	73.18
2007
First Quarter	97.13	83.27
Second Quarter	125.09	90.24
Third Quarter (through August 16, 2007)	146.00	117.05

Callable STRIDES	TS-7

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Callable STRIDES. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Callable STRIDES. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement STRIDES-1.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper United States federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the ‘‘Debt Instrument’’) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES (i.e., the Original Public Offering Price) and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $              of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Debt Instrument and will assign $              of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $              per unit and as having received an initial payment with respect to the Forward Contract in an amount equal to $              per unit.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the United States federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the Internal Revenue Service or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Callable STRIDES (including alternative characterizations and tax treatments of the Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Prospective purchasers of the Callable STRIDES should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Callable STRIDES. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-1.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Callable STRIDES	TS-8

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Callable STRIDES and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Callable STRIDES involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement STRIDES-1 dated August 20, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507185752/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Callable STRIDES	TS-9

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for August 21, 2007:

•	First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 14%, the midpoint of the range of 12% to 16%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 14% (the midpoint of the range of 12% to 16%);

(d)	present value on the original issue date of the interest payments(3); and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:

• hypothetical original issue date:	August 21, 2007

• hypothetical initial Share Multiplier:	0.21774234 (based upon the Volume Weighted Average Price of the Deliverable Shares of 114.8146 on the hypothetical Pricing Date of August 16, 2007)

• interest rate:	12% per year

• hypothetical interest payment dates:	On February 21, May 21, August 21 and November 21 of each year, beginning November 21, 2007 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical yield to call:	14%, the midpoint of the expected range between 12% and 16% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical stated maturity date:	August 21, 2009

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
August 21, 2007		0.000000	1.000000
November 21, 2007	0.750000	0.250000	0.967774	0.725830
February 21, 2008	0.750000	0.500000	0.936586	0.702439
May 21, 2008	0.750000	0.750000	0.906403	0.679802
August 21, 2008	0.750000	1.000000	0.877193	0.657895
November 21, 2008	0.750000	1.250000	0.848924	0.636693
February 23, 2009	0.750000	1.505556	0.820969	0.615727
May 21, 2009	0.750000	1.750000	0.795090	0.596318
August 21, 2009	0.750000	2.000000	0.769468	0.577101

Sum of the present values of all interest payments:				5.191805

Callable STRIDES	TS-10

•	Next, the sum of the present values of the interest payments is subtracted from the Original Public Offering Price to produce the present value of the Call Price on the original issue date:

$25.00000 – $5.191805 = $19.808195 (the present value of the Call Price)

•

Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the sixth decimal place, the quotient being the Call Price payable on the applicable Call Date:

$19.808195	= $25.742714 (the Call Price)
0.769468

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
		1.14
	(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final term sheet made available in connection with sales of the Callable STRIDES.

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and August 21, 2009, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

Callable STRIDES	TS-11